Exhibit 99.1

DESCRIPTION OF COMMON STOCK

The following is a description of the rights of the common stock (the “New Common Stock”) of Penn Virginia Corporation (the “Company”), related provisions of the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”), and Second Amended and Restated Bylaws (the “Bylaws”) and applicable Virginia law. This description is intended as a summary and is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable Virginia law.

On August 11, 2016, the United States Bankruptcy Court for the Eastern District of Virginia confirmed the Company’s Plan of Reorganization, which was corrected on August 16, 2016.

Pursuant to the Articles, the authorized capital stock of the Company consists of: (1) 45,000,000 shares of New Common Stock, par value $0.01 per share and (2) 5,000,000 shares of preferred shares, par value $0.01 per share (the “Preferred Stock”).

Articles and Bylaws

General. The Company is authorized to issue the total number of shares of New Common Stock and Preferred Stock set forth above. Each series of Preferred Stock shall have such rights, preferences and limitations as authorized in the Articles and as determined by resolutions adopted by the Board of Directors of the Company (the “Board”). The rights of holders of the New Common Stock shall be subject to the rights of holders of any series of Preferred Stock that may be issued from time to time, including liquidation rights, special voting rights and preferences with respect to payment of dividends. The holders of a majority of the shares of New Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends. Subject to applicable law and to the designated preferential rights of any outstanding series of Preferred Stock that the Board may cause to be issued, from time to time, the holders of New Common Stock will be entitled to dividends as may be declared from time to time by the Board.

Voting Rights. Each share of New Common Stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred Stock, the holders of the shares of New Common Stock will possess all voting power. Generally, matters to be voted on by the stockholders must be approved by a majority of the voting power of the shares of New Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, subject to state law and any voting rights granted to any of the holders of Preferred Stock.

Directors. Holders of New Common Stock do not have cumulative voting rights with respect to the election of directors. A nominee for director shall be elected to the Board if the nominee receives a plurality of the votes cast. The Articles provide for certain limitations on the voting rights of holders of New Common Stock with respect to amendments to the Articles that affect the terms of outstanding Preferred Stock.

The number of directors shall be no fewer than one and not more than 15, as set by the Board.

Preferred Stock. As of the date hereof, no shares of Preferred Stock are outstanding. The Articles provide that the Board may issue Preferred Stock in one or more series from time to time at its option for such consideration and pursuant to such terms and conditions as it may decide. The Board will determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and may, at its option, divide the Preferred Stock into series and determine variations, if any, between any series so established. The holders of Preferred Stock may be entitled to preferences over holders of New Common Stock with respect to dividends, liquidation, dissolution or winding-up of the Company in such amounts as are established by the resolutions of the Board approving the issuance of such shares.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without action by the holders of New Common Stock and may adversely affect voting and other rights of holders of New Common Stock. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Liquidation Rights. If the Company is liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of New Common Stock shall be entitled to share ratably in the Company’s remaining assets after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock.

Drag-Along Rights. The Articles provide that prior to the listing of the New Common Stock on a national securities exchange in the United States (a “Public Listing”), when a holder or group of holders (the “Approving Shareholders”) propose to sell or otherwise dispose of more than fifty percent (50%) of the New Common Stock to a third party, each holder of New Common Stock who is not an Approving Shareholder must vote in favor of, consent to and raise no objections to the proposed sale.

Tag-Along Rights. The Articles provide that prior to a Public Listing, a holder or group of holders (the “Prospective Selling Shareholders”) who propose to sell or otherwise dispose of twenty-five percent (25%) or more of the New Common Stock to a third party (other than in connection with an underwritten initial public offering that results in either: (1) aggregate cash proceeds over $75 million dollars or (2) at least twenty percent (20%) of the outstanding New Common Stock being issued and sold to the public) must allow holders of New Common stock who are not Prospective Selling Shareholders to participate in the proposed sale.

Other. Holders of New Common Stock do not have preemptive rights under the Articles or Bylaws. However, holders of New Common Stock that are parties to the Shareholders Agreement by and among the Company and the Shareholders (as defined therein) dated September 12, 2016 will have preemptive rights provided they hold at least 0.5% of the outstanding New Common Stock. There are no subscription, redemption, conversion or sinking fund provisions with respect to the New Common Stock.

Pursuant to section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company is prohibited from issuing any non-voting equity securities for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Company. This restriction on the issuance of non-voting equity securities is included in the Articles.

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